Exhibit 10.51

Grant No.

☐	Participant’s Copy

☐	Company’s Copy

ARBITRON INC.

2008 EQUITY COMPENSATION PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

To                                         :

Arbitron Inc. (the “Company”) has granted you (the “Grant”) restricted stock units (“RSUs”) as set forth on Exhibit A to this Agreement (the “RSUs”) under its 2008 Equity Compensation Plan (the “Plan”), subject to the Vesting Schedule and requirements specified on Exhibit A.

The Grant is subject in all respects to the applicable provisions of the Plan. This Agreement does not cover all of the rules that apply to the Grant under the Plan, and the Plan defines any capitalized terms in this Agreement that this Agreement does not define.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

Vesting Schedule	The Grant becomes nonforfeitable (“Vested”) as to some or all of the RSUs only as provided on Exhibit A.

Distribution Dates	You will receive a distribution of shares (the “Shares”) of Company common stock (“Common Stock”) equivalent to your Vested RSUs as soon as practicable following the dates on which you become Vested (the “Distribution Dates”) as provided in Exhibit A, subject to any overriding provisions in the Plan.

Limited Status	You understand and agree that the Company will not consider you a shareholder for any purpose with respect to the Shares, unless and until the Shares have been issued to you on the Distribution Date(s). You will, however, receive dividend equivalents (“Dividend Equivalent Rights”) with respect to the Vested RSUs, measured using the Shares they represent, with the amounts convertible into full or fractional additional Vested RSUs based on dividing the Dividend Equivalent Rights by the Fair Market Value (as defined in the Plan) as of the date of dividend distribution and holding the resulting additional Vested RSUs for distribution as provided for the RSUs with respect to which they were issued.

Voting	RSUs cannot be voted. You may not vote the Shares unless and until the Shares are distributed to you.

Transfer Restrictions	You may not sell, assign, pledge, encumber, or otherwise transfer any interest (“Transfer”) in the Shares until the Shares are distributed to you.

and Forfeiture	Any attempted Transfer that precedes the Distribution Date for such Shares is invalid.

Unless the Administrator determines otherwise at any time or Exhibit A provides otherwise, if your service with the Company terminates for any reason before all of your RSUs are Vested, then you will forfeit such unvested RSUs (and the Shares to which they relate) to the extent that such RSUs do not otherwise vest as a result of the termination. The forfeited RSUs will then immediately revert to the Company. You will receive no payment for RSUs that you forfeit.

Your receipt of and retaining the RSUs and any Common Stock issued thereunder are also subject to your compliance with the restrictive covenants set out in Exhibit B to this award.

Additional Conditions to Receipt	The Company may postpone issuing and delivering any Shares for so long as the Company determines to be advisable to satisfy the following:

its completing or amending any securities registration or qualification of the Shares or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person or entity seeking to receive the Shares after your death is entitled to do so;

your complying with any requests for representations under the Grant and the Plan; and

its or your complying with any federal, state, or local tax withholding obligations.

Taxes and Withholding	The RSUs provide tax deferral, meaning that they are not taxable to you until you actually receive Shares on or around each Distribution Date. You will then owe taxes at ordinary income tax rates as of each Distribution Date at the Shares’ value.

The Company is required to withhold (in cash from salary or other amounts owed you) the applicable percentage of the value of the Shares on the Distribution Date, regardless of whether you sell them. If the Company does not choose to do so, you agree to arrange for payment of the withholding taxes and/or confirm that the Company is arranging for appropriate withholding.

Unless you determine to satisfy the tax withholding obligation by some other means approved by the Company, the Company will, if permissible under applicable law, withhold from those Shares otherwise issuable to you the whole number of Shares sufficient to satisfy the minimum applicable tax withholding obligation. You acknowledge that the withheld Shares may not be sufficient to satisfy your minimum tax withholding obligation. Accordingly, you agree to pay the Company as soon as practicable, including through additional payroll withholding, any amount of the tax withholding obligation that is not satisfied by the withholding of Shares described above.

Additional Representations from You	If you receive Shares at a time when the Company does not have a current registration statement (generally on Form S-8) under the Act that covers issuances of Shares to you, you must comply with the following before the Company will release the Shares to you. You must:

represent to the Company, in a manner satisfactory to the Company’s counsel, that you are acquiring the Shares for your own account and not with a view to reselling or distributing the Shares; and

agree that you will not sell, transfer, or otherwise dispose of the Shares unless:

a registration statement under the Act is effective at the time of disposition with respect to the Shares you propose to sell, transfer, or otherwise dispose of; or

the Company has received an opinion of counsel or other information and representations it considers satisfactory to the effect that, because of Rule 144 under the Act or otherwise, no registration under the Act is required.

Additional Restriction	You will not receive the Shares if issuing the Shares would violate any applicable federal or state securities laws or other laws or regulations.

No Effect on Employment or Other Relationship	Nothing in this Agreement restricts the Company’s rights or those of any of its affiliates to terminate your employment or other relationship at any time, with or without cause. The termination of your relationship, whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the Plan and any applicable employment or severance agreement or plan.

No Effect on Running Business	You understand and agree that the existence of the RSU will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

Section 409A	This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and must be construed consistently with that section. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Vested portion is increased in connection with your “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) you are then a “specified employee” within the meaning of Section 409A at the time of such separation from service (as determined by the Company, by which determination you agree you are bound) and (y) the payment under such accelerated RSUs will result in the imposition of additional tax under Section 409A if paid to you within the six month period following your separation from service, then the payment under such accelerated RSUs will not be made until the earlier of (i) the date six months and one day following the date of your separation from service or (ii) the 10th day after your date of death, and will be paid within 10 days thereafter. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to you or any other person, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

Unsecured Creditor	This Agreement creates a contractual obligation on the part of the Company to make payment under the RSUs credited to your account at the time provided for in this Agreement. Neither you nor any other party claiming an interest in deferred compensation hereunder shall have any interest whatsoever in any specific assets of the Company. Your right to receive payments hereunder is that of an unsecured general creditor of Company.

Additional Restrictions	Any acceleration, vesting, or extension under this Grant is subject, as applicable, to the 280G provisions in Exhibit C hereto and to compliance with any requirement that otherwise applies to you to provide a release of claims.

Governing Law	The laws of the State of Delaware will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices	Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary. If mailed, you should address it to the Company’s Secretary at the Company’s then corporate headquarters, unless the Company directs participants to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Administrator will address any notices to you at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to participants.

Plan Governs	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

ARBITRON INC.

Date:	By:

ACKNOWLEDGMENT

I acknowledge I received a copy of the Plan. I represent that I have read and am familiar with the Plan’s terms. I accept the Grant subject to all of the terms and provisions of this Agreement and of the Plan under which the Grant is made, as the Plan may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Grant.

Date:

Name:

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE SECURITIES COVERED BY THE GRANT WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Grant No.

Arbitron Inc.

2008 Equity Compensation Plan

Performance-Based Restricted Stock Unit

Exhibit A

Recipient Information:

Name:

Signature: X

Grant Information:

RSUs:	Date of Grant:

Vesting Schedule

Performance Condition

The Grant will expire without Vesting if the one-year performance goal (the “Performance Goal”) is not satisfied by the first anniversary of the Date of Grant. The Compensation Committee will have the full and sole discretion to determine whether the Company has met the Performance Goal and how each of its components is calculated. In accordance with Section 10(i)(3) of Plan, the Committee may adjust the Performance Goal to exclude any one or more of (i) extraordinary items; (ii) gains or losses on the dispositions of discontinued operations; (iii) the cumulative effects of changes in accounting principles; (iv) the writedown of any asset; and (v) charges for restructuring and rationalization programs.

The Performance Goal is specified on Schedule I to this Exhibit A.

Service Condition

If the Performance Goal is met, the Grant will become Vested as to one-fourth of the RSUs on each of the four one year anniversaries of the Date of Grant (each a “Vesting Date”), assuming you remain a service provider to the Company through those dates.

Grant Expiration Rules	Except as otherwise provided in an employment, retention, or other individual agreement covering you, you will forfeit any unvested portions of the Grant immediately when you cease to be employed by (or a member of the Board of) the Company for reasons other than death or Disability or Retirement. If your employment ends for death or Disability, you will become fully Vested at that date. If your employment ends on your Retirement, you will continue to Vest in the Grant as though you had remained employed and subject to achievement of the Performance Goal.

Definitions

“Cause” will have the meaning set forth in any employment or other agreement or policy applicable to you or, if no such agreement or policy exists, will mean (i) dishonesty, fraud, misrepresentation, theft, embezzlement or injury or attempted injury, in each case related to the Company or any Subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any breach of duty, habitual neglect of duty or unreasonable job performance, or (iv) any material breach of any employment, service, confidentiality or noncompete agreement entered into with the Company or any Subsidiary.

“Disability” means your disability such as would entitle you to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering you or, if no such plan exists or is applicable to you, your permanent and total disability within the meaning of Section 22(e)(3) of the Code; provided, however, that the disability must also comply with the requirements of Treas. Reg. § 1.409A-3(i)(4).

“Retirement” means the termination (other than for Cause or by reason of death or Disability) of your employment or other service on or after the date on which you have attained the age of 55 and have completed 10 years of continuous service to the Company or any Subsidiary (such period of service to be determined in accordance with the retirement/pension plan or practice of the Company or Subsidiary then covering you, provided that if you are not covered by any such plan or practice, you will be deemed to be covered by the Company’s plan or practice for purposes of this determination).

Change in Control	If a Change in Control Event (as defined in the Plan) occurs before the final Distribution Date and the Change in Control Event also would be an event described in Treas. Reg. Section 1.409A-3(i)(5), any unvested RSUs you then hold will Vest as provided in this paragraph. A Change in Control Event that does not comport with that regulation will not cause full Vesting unless otherwise permitted by Section 409A. Subject to the foregoing rules, if a Change in Control Event occurs and the RSU is not assumed or replaced, it shall immediately become fully Vested. Also subject to the foregoing rules, if the RSU is assumed or replaced, Vesting fully accelerates if, within 24 months following the closing of the Change in Control Event, the Company terminates your employment without Cause or, if your employment or other individual agreement provides for resignation for “Good Reason,” you resign for Good Reason during the same period.

If a Change in Control Event occurs before the first anniversary of the Date of Grant, the Performance Goal will be deemed to have been met.

Distribution Dates	The Distribution Date for Shares will be the date the Company selects within 90 days following each applicable Vesting Date.